EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2013 1st Quarter Results

12% Revenue Gain Sets New Record for 1st Quarter Sales

Revenues:	$10,265,000, up 12% from comparable prior year quarter
Gross Profit:	$3,924,000, up 3% from comparable prior year quarter
Operating Income:	$886,000, down 13% from comparable prior year quarter
Net Income per Diluted Share:	$0.04
Balance Sheet: $19,325,000 in cash, cash equivalents and investments at December 31, 2012 and no debt

MINNEAPOLIS, Jan. 24, 2013 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its first quarter of fiscal year 2013, which ended December 31, 2012. Revenue for the first quarter 2013 was $10,265,000 in comparison to $9,165,000 for the first quarter 2012, an increase of 12%. Gross profit was $3,924,000 for the first quarter of 2013, in comparison to $3,794,000 for the first quarter of 2012, an increase of 3%. Gross margin for the first quarter 2013 was 38.2%, down from 41.4% in first quarter 2012. Operating expenses were $3,039,000 for the first quarter 2013, in comparison to $2,773,000 from the first quarter 2012, an increase of 10%. Operating income was $886,000 for the first quarter of fiscal 2013, down $135,000, or 13%, from $1,021,000 recorded in the first quarter of 2012. Income tax expense was $366,000 for the first quarter of 2013, an increase of $317,000 from $49,000 recorded in the first quarter of 2012. Net income was $545,000 for the first quarter 2013, compared to net income of $1,000,000 in the first quarter 2012.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of December 31, 2012 totaled $2,003,000 in comparison to $1,698,000 as of December 31, 2011, an increase of $305,000, or 18%. Cash, cash equivalents and investments at December 31, 2012 totaled $19,325,000 compared to $19,357,000 for the quarter ending September 30, 2012. The Company has no debt.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"We are exceptionally pleased to report record first quarter revenue numbers during a period of considerable uncertainty in the telecommunication and overall global economic markets. Revenue growth was throughout our product categories and customer base. While continuing to penetrate the wireline requirements for FTTH builds within the independent telephone market, Clearfield is expanding its presence with multi-site telco and cable providers. In addition, the flexibility of our patented Clearview technology and FieldSmart architecture is allowing us to enter new application environments, including the fiber distribution requirements for cell backhaul and distributed antennas providing wireless services."

"Due to a lack of regulatory clarity within the U.S. carrier market, our customer base has continued to be very cautious in its capital equipment investments. The resulting price pressure from our competitors among some product categories was one factor in the Company's lower gross margin performance for the quarter. The Company is continuing to make investments in the capital equipment necessary to streamline manufacturing processes and reduce cost of goods for our technologies."

"The Company continues to invest in market and product development activities. The increase in operating expenses for the quarter reflects Clearfield's continued expansion into adjacent territories and markets. Our development activities in markets outside of the United States continue with ongoing bookings and revenue in Caribbean and Latin America markets. We are evaluating additional international markets and are pursuing distribution agreements in target locations. Looking forward, Clearfield is embarking into additional product development and certification initiatives that will enable us to broaden our reach within the telecommunications marketplace."

"First quarter 2013 net income was affected by the impact of the higher tax expense compared to a year ago, resulting from the release of the deferred tax valuation allowance in fiscal 2012. We do not anticipate further changes to the valuation allowance for deferred taxes in fiscal 2013; as a result, our income statement will now reflect increased income tax expense over the fiscal year 2012. A majority of the tax expense has a non-cash effect on the operating cash flow of the business."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers and the availability of raw materials, particularly fiber; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2012 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended December 31
	2012	2011

Revenues	$ 10,265,362	$ 9,165,201

Cost of sales	6,341,102	5,370,919

Gross profit	3,924,260	3,794,282

Operating expenses
Selling, general and administrative	3,038,511	2,773,114
Income from operations	885,749	1,021,168

Interest income	25,462	27,182
Income before income taxes	911,211	1,048,350

Income tax expense	366,000	48,751

Net income	$ 545,211	$ 999,599

Net income per share:
Basic	$0.04	$0.08
Diluted	$0.04	$0.08

Weighted average shares outstanding:
Basic	12,476,173	12,299,554
Diluted	12,798,314	12,726,293

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	December 31, 2012	September 30, 2012
Assets
Current Assets
Cash and cash equivalents	$ 6,136,169	$ 5,678,143
Short-term investments	10,003,000	9,107,000
Accounts receivable, net	3,203,850	3,022,636
Inventories	3,625,909	2,971,614
Other current assets	1,841,180	1,965,204
Total current assets	24,810,108	22,744,597

Property, plant and equipment, net	1,293,037	1,107,468

Other Assets
Long-term investments	3,186,000	4,572,000
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	6,165,490	6,498,250
Other	255,560	247,512
Total other assets	12,177,561	13,888,273
Total Assets	$ 38,280,706	$ 37,740,338

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	1,520,522	1,492,294
Accrued compensation	1,145,189	1,470,232
Accrued expenses	131,437	54,268
Total current liabilities	2,797,148	3,016,794

Deferred rent	--	37,643
Total Liabilities	2,797,148	3,054,437

Commitment and contingencies	--	--

Shareholders' Equity
Common stock	128,549	124,711
Additional paid-in capital	54,404,278	54,155,670
Accumulated deficit	(19,049,269)	(19,594,480)
Total Shareholders' Equity	35,483,558	34,685,901
Total Liabilities and Shareholders' Equity	$ 38,280,706	$ 37,740,338
CONTACT: Clearfield, Inc. Contact Information:
         Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866